Exhibit 4.3

AMENDMENT NO. 1 TO THE

TD 401(K) RETIREMENT PLAN

2020 Amendment and Restatement

WHEREAS TD Bank US Holding Company (the “Company”) maintains the TD 401(k) Retirement Plan (the “Plan”), which was last amended and restated generally effective January 1, 2020; and

WHEREAS by Section 13.01, the Bank (as defined in the Plan) from time to time may amend the Plan; and

WHEREAS the right to make amendments or modifications to the Plan that are not material has been delegated to certain senior officers of TD Bank Group pursuant to the retirement governance rules and procedures applicable to the Plan; and

WHEREAS this amendment is considered to be non-material under said retirement governance rules and procedures.

NOW, THEREFORE, BE IT RESOLVED THAT:

The Plan is amended in the following respects, effective October 1, 2020, except as otherwise provided herein:

1. Section 1.03 is amended in its entirety to read as follows:

1.03 “Aggregate Account” means the account established and maintained by the Trustee for each Participant that reflects the Participant’s share of the Trust Fund and separately reflects the balance of the following sub-accounts: Pre-Tax Salary Deferral Contribution Account, Designated Roth Salary Deferral Contribution Account, Matching Contribution Account, Core Contribution Account, Transition Contribution Account, Discretionary Contribution Account, Rollover Contribution Account, Designated Roth Direct Rollover Account, and Elective Transfer Account, Nonelective Transfer Account, and Predecessor Plan Account(s) to the extent not included in the foregoing. Effective for Plan Years for which the requirements of Code Sections 401(k)(12)(B) and 401(m)(11) are satisfied, the Trustee shall assure that each Participant’s Aggregate Account separately reflects the balance of such account attributable to Matching Contributions paid for such years.

2. Article I is amended by adding the following definitions as new Sections 1.14, 1.15, 1.16 and 1.17, and existing Sections 1.14 through 1.66 are accordingly redesignated as Sections 1.18 through 1.70:

1.14 “Designated Roth Direct Rollover” means a direct rollover (within the meaning of Q&A-3 of Treasury Regulation §401(a)(31)-1) of an eligible rollover distribution from a designated Roth account under an applicable retirement plan described in Code Section 402A(e)(1) on behalf of an Eligible Employee in accordance with Section 3.08.

1.15 “Designated Roth Direct Rollover Account” means a bookkeeping entry maintained by the Plan Administrator for each Participant on whose behalf a Designated Roth Direct Rollover is made in accordance with Section 3.08, in which shall be recorded the amount of the Participant’s Designated Roth Direct Rollovers, adjustments for allocations of income or loss, distributions and all other information affecting the value of such account.

1.16 “Designated Roth Salary Deferral” means amounts that a Participant elects to defer by payroll withholding from current Earnings on an after-tax basis under a Participation Agreement, which amounts are contributed to the Plan by the Company and allocated to such Participant’s Designated Roth Salary Deferral Contribution Account as described in Section 3.01.

1.17 “Designated Roth Salary Deferral Contribution Account” means a bookkeeping entry maintained by the Plan Administrator for each Participant who has elected to make Designated Roth Salary Deferrals, in which shall be recorded the Designated Roth Salary Deferrals to be allocated on the Participant’s behalf under Article III, adjustments for allocations of income or loss, distributions and all other information affecting the value of such account.

3. Section 1.25 (as redesignated herein) is amended in its entirety to read as follows:

1.25 “Elective Transfer Account” means the aggregate value of a Participant’s interest in his or her account or accounts under an Affiliate’s profit-sharing plan, determined as of the transfer date under Section 10.13; provided the Plan Administrator shall, on a uniform basis, either (i) maintain sub-account(s) under such Account for the portion of such Account, if any, that is attributable to designated Roth salary deferrals and for the portion of such Account, if any, that is attributable to designated Roth direct rollovers, or (ii) maintain the portion of an Elective Transfer Account, if any, that is attributable to designated Roth salary deferrals in a Designated Roth Salary Deferral Contribution Account and maintain the portion of an Elective Transfer Account, if any, that is attributable to designated Roth direct rollovers in a Designated Roth Direct Rollover Account.

4. Effective January 1, 2020, the first four lines of Section 1.27 (as redesignated herein) are amended in their entirety to read as follows:

1.27 “Eligible Rollover Distribution” means any distribution to a Participant or Beneficiary from the Plan in the amount of two hundred dollars ($200) or more, or any distribution to an Eligible Employee of all or any portion of his or her benefit from another eligible retirement plan (within the meaning of Code Section 402(c)(8)(B)), but excluding the following:

5. Effective January 1, 2020, the last paragraph of Section 1.27 (as redesignated herein) is amended in its entirety to read as follows:

A portion of a distribution from this Plan shall not fail to be an Eligible Rollover Distribution merely because the portion consists of after-tax employee contributions which are not includible in gross income. However, such portion may be transferred only to an individual retirement account or annuity described in Code Section 408(a) or (b), or to a qualified defined contribution plan described in Code Section 401(a) or 403(a) or an annuity contract described in Code Section 403(b) that agrees to separately account for amounts so transferred, including separately accounting for the portion of such distribution which is includible in gross income and the portion of such distribution which is not so includible.

6. Effective January 1, 2020, Paragraph (f) of Section 1.33 (as redesignated herein) is amended by replacing all references to “Paragraph (d)” with “Paragraph (f).”

7. Effective January 1, 2021, Section 1.39 (as redesignated herein) is amended in its entirety to read as follows:

1.39 “Normal Retirement Age” means, on and after January 1, 2021, the first day of the month coincident with or next following the date the Participant attains age sixty- five (65). Before January 1, 2021 and on or after January 1, 2009, “Normal Retirement Age” means the first day of the month coincident with or next following the later of (a) the date the Participant attains age sixty-five (65) and (b) the third anniversary of the Participant’s commencement of participation in the Plan; provided that, in the case of a Participant in this Plan on December 31, 2008 (“pre-2009 Participant”), such meaning shall apply only to his or her Core Contribution Account and Transition Contribution Account. Before January 1, 2009, and with respect to the Aggregate Account of a pre-2009 Participant, excluding his or her Core Contribution Account and Transition Contribution Account, “Normal Retirement Age” means the first day of the month coincident with or next following the date the Participant attains age sixty-five (65).

8. Section 1.38 (as redesignated herein) is amended in its entirety to read as follows:

1.38 “Nonelective Transfer Account” means the aggregate value of a Participant’s interest in his or her account or accounts under an Affiliate’s profit-sharing plan, determined as of the transfer date under Section 10.12; provided the Plan Administrator shall, on a uniform basis, either (i) maintain sub-account(s) under such Account for the portion of such Account, if any, that is attributable to designated Roth salary deferrals and for the portion of such Account, if any, that is attributable to designated Roth direct rollovers, or (ii) maintain the portion of a Nonelective Transfer Account, if any, that is attributable to designated Roth salary deferrals in a Designated Roth Salary Deferral Contribution Account and maintain the portion of a Nonelective Transfer Account, if any, that is attributable to designated Roth direct rollovers in a Designated Roth Direct Rollover Account.

9. Section 1.42 (as redesignated herein) is amended in its entirety to read as follows:

1.42 “Participation Agreement” means an election by the Participant that (a) authorizes the Company to withhold a portion of such Participant’s current Earnings as a Designated Roth Salary Deferral, a Pre-Tax Salary Deferral or a combination of both under Section 3.01, (b) specifies the Investment Funds under Article V in which the Participant’s allocable share of the Trust Fund shall be invested, and (c) designates the Beneficiary or Beneficiaries to receive the death benefits provided under Article X, or any permitted modification thereof. A Participation Agreement shall be made by such written, electronic or telephonic means and at such time as the Plan Administrator shall specify.

10. Section 1.48 (as redesignated herein) is amended in its entirety to read as follows:

1.48 “Predecessor Plan Account” means the aggregate value of a Predecessor Plan Participant’s interest in his or her account or accounts under a Predecessor Plan, determined as of the Plan Affiliation Date; provided the Plan Administrator shall, on a uniform basis, either (i) maintain sub-account(s) under such Account for the portion of such Account, if any, that is attributable to designated Roth salary deferrals and for the portion of such Account, if any, that is attributable to designated Roth direct rollovers, or (ii) maintain the portion of a Predecessor Plan Account, if any, that is attributable to designated Roth salary deferrals in a Designated Roth Salary Deferral Contribution Account and maintain the portion of an Predecessor Plan Account, if any, that is attributable to designated Roth direct rollovers in a Designated Roth Direct Rollover Account.

11. Article I is amended by adding the following definitions as new Sections 1.50 and 1.51 and Sections 1.50 through 1.70 (as redesignated in Part 2 above) are accordingly further redesignated as Sections 1.52 through 1.72:

1.50 “Pre-Tax Salary Deferrals” means amounts that a Participant elects to defer by payroll withholding from current Earnings on a pre-tax basis under a Participation Agreement, which amounts are contributed to the Plan by the Company and allocated to such Participant’s Pre-Tax Salary Deferral Contribution Account as described in Section 3.01.

1.51 “Pre-Tax Salary Deferral Contribution Account” (formerly named “Salary Deferral Contribution Account”) means a bookkeeping entry maintained by the Plan Administrator for each Participant who has elected to make Pre-Tax Salary Deferrals, in which shall be recorded the Pre-Tax Salary Deferrals and Qualified Nonelective Contributions to be allocated on the Participant’s behalf under Articles III and IV, adjustments for allocations of income or loss, distributions and all other information affecting the value of such account.

12. Section 1.57 (as redesignated herein) is amended in its entirety to read as follows:

1.57 “Salary Deferrals” means Pre-Tax Salary Deferrals or Designated Roth Salary Deferrals.

13. Section 1.58 (as redesignated herein) is deleted.

14. Section 3.01 is amended in its entirety to read as follows:

3.01 Salary Deferrals. A Participant may elect, subject to the right of the Plan Administrator to establish uniform and nondiscriminatory rules and, from time to time, to modify or change such rules governing the manner and methods by which Salary Deferrals shall be made, to reduce his or her current Earnings by a deferral percentage, which amount the Company shall then contribute to the Trust for allocation to either the Participant’s Pre- Tax Salary Deferral Contribution Account or Designated Roth Salary Deferral Contribution Account in accordance with the following provisions:

(a) A Participant may elect to defer between one percent (1%) and fifty percent (50%) of his or her Earnings while a Participant, in increments of one percent (1%).

(b) A Participant’s election pursuant to this Section may include both Pre-Tax Salary Deferrals and Designated Roth Salary Deferrals for any payroll period.

(c) Except as provided in subsection (d) below, Earnings shall be deferred on a pre-tax basis (“Pre-Tax Salary Deferrals”).

(d) A Participant may elect to defer part of his or her Earnings each payroll period on an after-tax basis (“Designated Roth Salary Deferrals”), and such deferrals (plus any income and minus any loss allocable thereto) shall be separately accounted for and held in his or her Designated Roth Salary Deferral Contribution Account.

(e) The tax treatment of amounts deferred shall be irrevocable: Pre-Tax Salary Deferrals may not be reclassified as Designated Roth Salary Deferrals, and Designated Roth Salary Deferrals may not be reclassified as Pre-Tax Salary Deferrals.

(f) A Participant may direct the Plan Administrator to cease Salary Deferrals as soon as practicable after notice to such effect has been delivered by such Participant to the Plan Administrator by such written, telephonic, or electronic means as the Plan Administrator shall prescribe. If a Participant ceases to make Salary Deferrals, such Participant may resume participation at any time thereafter by filing a Participation Agreement with the Plan Administrator.

(g) A Participant may increase or decrease the amount of his or her Salary Deferrals (subject to the limits set forth in Paragraph (a) above) or change the designation of future Salary Deferrals from Pre-Tax Salary Deferrals to Designated Roth Salary Deferrals (or from Designated Roth Salary Deferrals to Pre-Tax Salary Deferrals) at any time. Except as provided in the following paragraph, a request for change shall be effective as soon as practicable following receipt by the Plan Administrator of such request.

A Participant may elect under the Plan recordkeeper’s automatic increase service (and by such written, telephonic or electronic means as shall be prescribed by the Plan Administrator) to have his or her Salary Deferral election automatically increase each Plan Year. Such increase shall be in whole percentages in increments of one percent (1%) (up to the Plan limit of fifty percent (50%)) and shall be effective as soon as practicable on or after the first business day of the month specified by the Participant (“Annual Increase Date”). Notwithstanding the foregoing, in the event a Participant’s Salary Deferral election in effect on the Annual Increase Date is zero percent (0%), no increase shall be made for such year. A Participant may opt out of the Plan recordkeeper’s automatic increase service at any time by such written, telephonic or electronic means as the Plan Administrator shall prescribe.

(h) The Plan Administrator may reduce or discontinue, as necessary, future Salary Deferrals to some or all of the Participants who are Highly Compensated Employees for the Plan Year in order to maintain the qualified status of the Plan or to avoid subjecting the Highly Compensated Employees to Federal income tax with respect to such Salary Deferrals. The amount by which a Participant’s Salary Deferrals are reduced or discontinued shall be paid to such Participant in cash.

15. The heading of Section 3.03 shall be amended to read as follows: “Time of Salary Deferrals.”

16. Effective January 1, 2020, in the last line of the third paragraph of Section 3.05, “Section 4.03” is replaced with “Section 3.04.”

17. Effective January 1, 2020, Section 3.06 is amended by replacing all references to “Section 2.01(a)” with “Section 2.01(b)(i).”

18. Effective January 1, 2020, Section 3.08 is amended in its entirety to read as follows; provided the Plan shall not accept Designated Roth Direct Rollovers until October 1, 2020:

3.08 Rollover Contributions. An Eligible Employee who has received an Eligible Rollover Distribution from an eligible retirement plan described in Code Section 402(c)(8)(B)(iii), (iv), (v) or (vi) may contribute all or any portion of such distribution (other than the portion of such distribution, if any, consisting of after-tax employee contributions) to the Trust, provided the contribution is made to the Trust not later than the sixtieth (60th) day following the day on which he or she received such distribution. In addition, an Eligible Employee who receives a distribution made after December 31, 2011, from an individual retirement account (within the meaning of Section 408(a) of the Code) or individual retirement annuity (within the meaning of Section 408(b) of the Code) may contribute all or a portion of the amount distributed that is eligible to be rolled over and would otherwise be includable in gross income to the Trust, provided the contribution is made to the Trust not later than the sixtieth (60th) day following the day on which he or she received such distribution.

The Plan shall accept on behalf of an Eligible Employee a direct rollover (within the meaning of Q&A-3 of Treasury Regulation §401(a)(31)-1) of an Eligible Rollover Distribution from an eligible retirement plan described in Code Section 402(c)(8)(B)(iii), (iv), (v) or (vi), excluding any after-tax employee contributions (other than designated Roth contributions).

A rollover contribution shall be credited to a Rollover Contributions Account on behalf of the contributing Eligible Employee, and such Employee shall have a fully vested and nonforfeitable interest in his or her Rollover Contributions Account.

A Designated Roth Direct Rollover shall be subject to the requirements of Code Section 402(c) and shall be separately accounted for (including separate accounting for the portion of the Designated Roth Direct Rollover that is includible in gross income and the portion that is not includible in gross income, if applicable) and credited to the Eligible Employee’s Designated Roth Direct Rollover Account. If the Plan accepts a Designated Roth Direct Rollover, the Plan Administrator shall be entitled to rely on a statement from the distributing plan’s administrator identifying (i) the Eligible Employee’s basis in the amount rolled over, and (ii) the date on which the Eligible Employee’s 5-taxable-year period of participation began under the distributing plan. If the 5-taxable-year period of participation under the distributing plan would end before the Eligible Employee’s 5- taxable-year period of participation under the Plan, the 5-taxable-year period of participation applicable under the distributing plan shall continue to apply to the Designated Roth Direct Rollover. An Eligible Employee shall at all times have a fully vested and nonforfeitable interest in his or her Designated Roth Direct Rollover Account.

An Eligible Employee who has made a rollover contribution or a Designated Roth Direct Rollover in accordance with this Section who has not otherwise become a Participant shall become a Participant coincident with such rollover contribution or Designated Roth Direct Rollover, provided that such Participant shall not have a right to defer Earnings or to share in any Company Contributions until he or she has otherwise satisfied the eligibility requirements imposed by Article II.

In the case of an Eligible Employee who was employed on October 31, 2001, by MetroWest Bank or Andover Savings Bank, or, effective August 1, 2002, an Eligible Employee who was a participant in the SBERA 401(k) Plan as Adopted by IpswichBank (“IpswichBank Plan”), if the Employee elects a direct rollover to this Plan of his or her vested interest in the SBERA 401(k) Plan as Adopted by MetroWest Bank or the SBERA 401(k) Plan as Adopted by Andover Savings Bank, and his or her vested interest in the applicable plan includes any outstanding loans that are not in default, then he or she may transfer such unpaid loans to this Plan. The promissory note(s) evidencing such loan(s) shall be assigned to this Plan, and the Participant’s obligation thereunder shall be as set forth in Section 8.03.

For purposes of this Section, the term “rollover contribution” shall include direct rollovers (other than Designated Roth Direct Rollovers).

19. Paragraph (a) of Section 5.02 is amended in its entirety to read as follows:

(a) Pre-Tax Salary Deferrals shall be allocated to each Participant’s Pre-Tax Salary Deferral Contribution Account in an amount equal to each such Participant’s designated percentage of deferred Earnings on a pre-tax basis effective no later than the last day of the Calendar Quarter in which such contributions were paid to the Trustee.

20. Section 5.02 is amended by adding the following new Paragraph (b) and new Paragraph (g), and existing Paragraphs (b) through (e) are accordingly redesignated as Paragraphs (c) through (f), and existing Paragraphs (f) through (g) are accordingly redesignated as Paragraphs (h) through (i):

(b) Designated Roth Salary Deferrals shall be allocated to each Participant’s Designated Roth Salary Deferral Contribution Account in an amount equal to each such Participant’s designated percentage of deferred Earnings on a Roth after-tax basis effective no later than the last day of the Calendar Quarter in which such contributions were paid to the Trustee.

(g) Designated Roth Direct Rollovers made on behalf of an Eligible Employee under Section 3.08 shall be allocated to his or her Designated Roth Direct Rollover Account as of the Valuation Date next following the receipt of such direct rollover by the Trustee.

21. Paragraph (f) of Section 5.02 (as redesignated herein) is amended by replacing the reference to “Participant” with a reference to “Eligible Employee.”

22. The second sentence of Section 8.01 is amended in its entirety to read as follows:

Notwithstanding the preceding sentence, the Participant may withdraw all or any part of his or her Vested Interest attributable to rollover contributions and Designated Roth Direct Rollovers at any time.

23. The first paragraph of Section 8.03 is amended in its entirety to read as follows:

8.03 Loans. The Plan Administrator may, upon the request of a Participant or Beneficiary who is a “party in interest” as defined in Section 3(14) of ERISA, direct the Trustee to make a loan to such Participant or Beneficiary from the Participant’s Pre-Tax Salary Deferral Contribution Account, Matching Contribution Account (excluding amounts attributable to Financed Shares under any currently outstanding Acquisition Loan), and Rollover Contribution Account, if any, subject to the following:

24. Subparagraph (iii) of Paragraph (b) of Section 8.03 is amended in its entirety to read as follows:

(iii) The sum of the Participant’s Pre-Tax Salary Deferral Contribution Account, the nonforfeitable portion of his or her Matching Contribution Account, and his or her Rollover Contribution Account.

25. The first sentence of Section 9.02 is amended in its entirety to read as follows:

Each Participant who terminated employment with the Company and all Affiliates before January 1, 2001 and is not an Employee at any time after December 31, 2000, shall have a fully vested and nonforfeitable interest in all amounts credited to his or her Pre-Tax Salary Deferral Contribution Account and Rollover Contribution Account.

26. Effective January 1, 2020, the first three sentences of Paragraph (a) of Section 10.05 are amended in their entirety to read as follows:

A Participant shall have the right to receive all or a portion of his or her Vested Interest as a Normal Retirement Benefit, Disability Benefit or Benefit on Termination of Employment, as the case may be, as a single lump sum payment in cash. Notwithstanding the preceding sentence a Participant may elect to receive distribution in Stock of all or a portion of the Vested Interest in his or her Aggregate Account to the extent such Account is invested in Stock on the Annuity Starting Date. If a Participant elects to receive a distribution in Stock, cash must be distributed in lieu of any fractional shares of Stock allocated to the Participant’s Aggregate Account that are to be distributed in Stock.

27. Effective January 1, 2020, the second and third sentences of Paragraph (a) of Section 10.06 are amended in their entirety to read as follows:

Notwithstanding the preceding sentence, Beneficiary may elect to receive distribution in Stock of all or a portion of the Vested Interest in the Participant’s Aggregate Account to the extent such Account is invested in Stock on the Annuity Starting Date. If the Beneficiary elects to receive a distribution in Stock, cash must be distributed in lieu of any fractional shares of Stock allocated to the Aggregate Account that are to be distributed in Stock.

28. The following Paragraph (h) is added to the end of Section 10.11:

(h) Notwithstanding the foregoing provisions of this Section 10.11 to the contrary:

(i) In accordance with Treasury Regulation §1.401(k)-1(f)(4)(ii), a Participant’s designated Roth accounts and his or her non-designated Roth accounts under the Plan shall be treated as accounts held under two separate plans for purposes of applying the special rules in A-9 through A-11 of Treasury Regulation §1.401(a)(31)-1; and

(ii) If any portion of an Eligible Rollover Distribution is attributable to distributions from a Participant’s designated Roth accounts, an “eligible retirement plan” with respect to such portion shall include only another designated Roth account under an applicable retirement plan described in Code Section 402A(e)(1) and a Roth IRA described in Code Section 408A(b).

For purposes of this Paragraph (h), the “Participant’s designated Roth accounts” means his or her Designated Roth Salary Deferral Contribution Account, his or her Designated Roth Direct Rollover Account, and any designated Roth sub-account under his or her Elective Transfer Account, Nonelective Transfer Account and Predecessor Plan Account(s).

29. Effective January 1, 2020, Paragraph (e) of Section 11.04 is deleted.

30. The second sentence of Section 12.05 is amended in its entirety to read as follows:

The Plan Administrator shall maintain as applicable a Pre-Tax Salary Deferral Contribution Account, Designated Roth Salary Deferral Account, Matching Contribution Account, Core Contribution Account, Transition Contribution Account, Discretionary Contribution Account, Rollover Contribution Account, Designated Roth Rollover Account, Elective Transfer Account, Nonelective Transfer Account, Predecessor Plan Account, and Aggregate Account in the name of each Participant, but the maintenance of such accounts shall not mean that such Participant shall have a greater or lesser interest than that due him or her by operation of the Plan and shall not be considered as segregating any funds or property from any other funds or property contained in the commingled fund.

31. The first sentence of Paragraph (b) of Section 16.03 is amended in its entirety to read as follows:

If the Plan is determined to be top-heavy for a Plan Year, the Company shall contribute to the Plan for such Plan Year on behalf of each Participant who is not a Key Employee and who has not terminated his or her employment as of the last day of such Plan Year an amount equal to the lesser of (1) three percent (3%) of such Participant’s Section 415 Compensation for such Plan Year or (2) a percent of such Participant’s Section 415 Compensation for such Plan Year equal to the greatest percent determined by dividing for each Key Employee the amounts allocated to such Key Employee’s Pre-Tax Salary Deferral Contribution Account, Designated Roth Salary Deferral Contribution Account, and Company Contribution accounts for such Plan Year by such Key Employee’s Section 415 Compensation.

Being a duly authorized officer in accordance with the retirement governance rules and procedures adopted by TD Bank Group, I hereby approve this amendment to the TD Bank 401(k) Retirement Plan.

DATED this 16 day of December, 2020

/s/ Eric Paris
Eric Paris
SVP, Head of Total Rewards
TD Bank U.S. Holding Company

DATED this 16 day of December, 2020

/s/ Susy Michor
Susy Michor
VP, Global Head of Retirement and Benefit Plans TD Bank Group